Exhibit 23.3

SUNTRUST ROBINSON HUMPHREY

The Board of Directors

Seasons Bancshares, Inc.

We hereby consent to the inclusion of our opinion letter dated March 21, 2006 to the board of directors of Seasons Bancshares, Inc. as Appendix C to the amended proxy statement/prospectus, which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Cadence Financial Corporation and to the references to our name and to the description of such opinion in the proxy statement/prospectus. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that would come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissions promulgated thereunder.

/s/ SUNTRUST ROBINSON HUMPHREY
SunTrust Robinson Humphrey

Atlanta, Georgia

August 22, 2006